Exhibit 10.1

Corporate Leadership Team
Incentive Plan

As adopted effective March 2, 2005
(Updated September 13, 2005)

Wilsons Leather
Corporate Leadership Team Incentive Plan
A.       INTRODUCTION AND PURPOSE
          This Plan has been developed to provide opportunities for Wilsons The Leather Experts Inc. (hereinafter “Wilsons Leather”) to motivate and reward associates through annual incentive awards. Eligible participants include the Executive Officers, all Vice Presidents, Directors and all associates below the Director level that are designated by the Incentive Committee. Cash awards are based on actual results measured against pre-established corporate financial objectives (the “Annual Corporate Financial Objectives”). In addition to the Annual Corporate Financial Objectives, each Executive Officer, unless the Compensation Committee determines otherwise, will be subject to position-specific measures (“Annual Individual Performance Measures”) and eligible participants other than Executive Officers also may be subject to Annual Individual Performance Measures. Awards are paid in cash to provide an immediate reward and supplement the Wilsons Leather base compensation program. Generally, payments are made in March or April following the end of each Plan Year.
          This plan is intended to be as simple as possible so that the goals are very clear to all parties. Important features of the Plan are described in this document. Any questions regarding the interpretation of this Plan, or any details not covered in this document, will be determined by the Incentive Committee in its sole discretion.
B.       INCENTIVE PLAN PROVISIONS
1.       ADMINISTRATION
         The Human Resources group administers the Plan. An Incentive Committee, consisting of the Vice President-Human Resources and the Chief Executive Officer, selects the participants in the Plan, establishes Targeted Award Amounts, as defined below, for participants who are not Executive Officers, resolves disputes on interpretation and application of the Plan except as otherwise provided in the Plan, and determines which participants, in addition to Executive Officers, shall have Annual Individual Performance Measures. The Chief Executive Officer shall determine the Annual Individual Performance Measures for each participant (other than the Chief Executive Officer) subject to Annual Individual Performance Measures. The Compensation Committee establishes Targeted Award Amounts for participants at the Executive Officer level and shall determine the Annual Individual Performance Measures for the Chief Executive Officer. The Annual Corporate Financial Objectives for each Plan Year will be established by the Compensation Committee.

2.      TERMS OF PARTICIPATION AND PRORATIONS
         Incentive-eligible positions, Targeted Award Amounts, the Annual Corporate Financial Objectives and any applicable Annual Individual Performance Measures will be established and communicated, as early as practicable after the beginning of each Plan Year.
         a.       Eligibility Requirements.
         You must be actively employed by Wilsons Leather or one of its direct or indirect subsidiaries as of the last day of the Plan Year (not the calendar year) in order to receive an incentive award payment (“Incentive Award Payment”) for that year. In addition, in order to receive an Incentive Award Payment for a Plan Year, you must be in an incentive eligible position as of the last day of the Plan Year, so that associates who transfer during a Plan Year from an incentive eligible position to an ineligible position will receive no Incentive Award Payment for that year. Incentive Award Payments generally will be distributed in March or April following the close of financial records for the Plan Year.
         Associates on written warning status either at the end of the Plan Year or on the date the Incentive Award Payment otherwise would be made will receive no Incentive Award Payment for that Plan Year. Further, associates terminated on or after the last day of a Plan Year but prior to the date of the Incentive Award Payment for such Plan Year for a reason that Wilsons Leather determines to be for cause will receive no Incentive Award Payment for that Plan Year.
         b.       Pro-rated Awards.
         Part-time associates designated by Wilsons Leather as eligible participants will be eligible to receive a pro-rata Incentive Award Payment reflecting their part-time status.
         Associates who become participants during a Plan Year will be eligible to receive a pro-rated Incentive Award Payment for that year reflecting their time as an eligible participant.
         Associates who transfer from an eligible position to another eligible position during a Plan Year will receive a pro-rata Incentive Award Payment based on the time spent in each of the eligible positions. In this situation, and any other situation where adjustments in base salary occur throughout the year, the base salary in, and Targeted Award Amount for, each position will be used to calculate the pro-rata Incentive Award Payment reflecting time and pay in each situation.
         In each case, a pro-rated Incentive Award Payment will be paid for a Plan Year only if all the requirements of Section B.2.a. are satisfied for that year. For purposes of pro-rating Incentive Award Payments under the preceding two paragraphs, a transfer or other event that occurs prior to the 15th day of a month will be deemed to have occurred on the first day of that month, and a transfer or other event that occurs on or after the 15th day of a month will be deemed to occur on the first day of the following month.
         A Company-paid leave-of-absence which exceeds eight weeks will result in the Incentive Award Payment being pro-rated to reflect time on leave which is greater than eight weeks. An unpaid leave-of-absence will result in the Incentive Award Payment being pro-rated for time on unpaid-leave status.
3.      PERFORMANCE MEASURES
         a.       The Annual Corporate Financial Objectives
         The Annual Corporate Financial Objectives shall be established by the Compensation Committee after the beginning of each Plan Year and shall be based on operating profit as determined in accordance with generally accepted accounting principles (after reduction for bonus expense and related taxes) or on such alternative performance measures as the Compensation Committee shall determine after the beginning of the Plan Year.
         b.       Annual Individual Performance Measures.
         The Chief Executive Officer shall establish Annual Individual Performance Measures after the beginning of the Plan Year for each other Executive Officer, unless the Compensation Committee determines otherwise, and, in addition, for each eligible participant other than an Executive Officer that the Incentive Committee determines should be subject to Annual Individual Performance Measures. The Compensation Committee shall establish Annual Individual Performance Measures after the beginning of the Plan Year for the Chief Executive Officer. The Annual Individual Performance Measures may be objective, subjective or a combination of objective and subjective Annual Individual Performance Measures that shall be weighted in such manner as shall be determined by the Chief Executive Officer (or, with respect to Annual Individual Performance Measures for the Chief Executive Officer, as shall be determined by the Compensation Committee), provided that Annual Individual Performance Measures for eligible associates on the merchant staff (“Merchant Associates”) shall be based on performance against Wilsons Leather’s gross margin plan (as described in Section B.4.d.).
         c.       Purpose of Performance Measures
         The performance measures will be established with the intent to motivate and reward our associates for contributions that successfully drive Wilsons Leather’s businesses.
         d.       Communication
         A personalized award sheet will be provided to each participant, which outlines the basis upon which incentives will be awarded.

4.      INCENTIVE AWARD PAYMENTS
         a.       Targeted Award Amount
         A targeted award amount (“Targeted Award Amount”) shall be established as provided in Section B.1. for each participant each Plan Year, expressed as a percentage of base salary, as early as practicable after the beginning of the Plan Year. While your Targeted Award Amount communicated to you as early as practicable after the beginning of each Plan Year is based on your base salary established during the annual review process conducted by Wilsons Leather as early as practicable after the beginning of the Plan Year, your actual Incentive Award Payment will reflect any changes in your base salary during the Plan Year (subject to the pro-ration provisions set forth in Section B.2.b).
         Your Targeted Award Amount is the amount of your Incentive Award Payment which will be earned by you with respect to a Plan Year (assuming no change in your base salary and no transfer between positions during the year) if 100% of the Annual Corporate Financial Objectives are achieved, 100% of your Annual Individual Performance Measures, if any, are met, and if the other conditions to your receipt of your Incentive Award Payment set forth in or established pursuant to this Plan are satisfied.
         b.       Effect on Incentive Award Payments if Annual Corporate Financial Objectives are Not Achieved
         If less than 90% of the Annual Corporate Financial Objectives are achieved, no Incentive Award Payment will be made under the Plan to any participant other than eligible Merchant Associates, whose Incentive Award Payment shall be determined pursuant to Section B.4.d. If 90% or more, but less than 100%, of the Annual Corporate Financial Objectives are achieved, the percentage of the Targeted Award Amount that an eligible participant will receive for that Plan Year as an Incentive Award Payment shall be determined on a sliding scale established by the Chief Executive Officer and approved by the Compensation Committee as early as practicable after the beginning of the Plan Year, subject to reduction as provided in Section B.4.c. and, with respect to Merchant Associates, subject to reduction or addition as provided in Section B.4.d. If 100% or more of the Annual Corporate Financial Objectives are achieved, an eligible participant will receive as an Incentive Award Payment 100% of the Targeted Award Amount, subject to reduction as provided in Section B.4.c. and, with respect to Merchant Associates, subject to reduction or addition as provided in Section B.4.d. In no event will the Incentive Award Payment to a participant for a Plan Year exceed the Participant’s Targeted Award Amount for the Plan Year (except as otherwise provided in Section B.4.d. with respect to Merchant Associates) and all Incentive Award Payments shall be subject to reduction as provided in Section B.4.c. if the Annual Individual Performance Measures of the applicable participant, if any, are not achieved, or to reduction or addition as provided in Section B.4.d. with respect to Merchant Associates, and to Section B.2. The Compensation Committee shall determine the percentage of the Annual Corporate Financial Objectives that have been achieved for a Plan Year, which determination shall be final and binding.

         c.       Reductions if Annual Individual Performance Measures Are Not Achieved
         This Section B.4.c. applies only to eligible participants (except Merchant Associates) who are subject to Annual Individual Performance Measures. With respect to each Executive Officer (other than the Chief Executive Officer or as otherwise determined by the Compensation Committee) and each other eligible participant (other than a Merchant Associate) that the Incentive Committee determines should be subject to Annual Individual Performance Measures, the Chief Executive Officer after the beginning of each Plan Year shall establish Annual Individual Performance Measures and a weighting of the Annual Individual Performance Measures. After the end of the Plan Year, the Chief Executive Officer shall determine the composite percentage of the Annual Individual Performance Measures that a participant achieved, which determination shall be final and binding. The Chief Executive Officer’s Annual Individual Performance Measures shall be established by the Compensation Committee after the beginning of each Plan Year and weighted by the Compensation Committee. After the end of the Plan Year, the Compensation Committee shall determine the composite percentage of the Annual Individual Performance Measures that the Chief Executive Officer achieved, which determination shall be final and binding. That percentage so determined by the Chief Executive Officer (or, with respect to the Annual Individual Performance Measures for the Chief Executive Officer, by the Compensation Committee) shall be multiplied by 40% of the Incentive Award Payment that participant would have received under Section B.4.b. (i.e., based upon the extent to which the Annual Corporate Financial Objectives were achieved) if 100% of the Annual Individual Performance Measures had been achieved, and the product of such multiplication shall be added to 60% of the Incentive Award Payment that participant would have received under Section B.4.b. (i.e., based upon the extent to which the Annual Corporate Financial Objectives were achieved) if 100% of the Annual Individual Performance Measures had been achieved (subject to further pro-ration or elimination, if any, provided for in Section B.2.) to determine the participant’s Incentive Award Payment for that Plan Year.
         d.       Modification of Incentive Award Payments for Merchant Associates
         This Section B.4.d. applies only to Merchant Associates. With respect to eligible Merchant Associates, the Incentive Award Payment shall be determined pursuant to this Section B.4.d., and Section B.4.c. shall not be applicable notwithstanding anything to the contrary provided in any other Section or Subsection of this Plan. The Chief Executive Officer after the beginning of the Plan Year shall establish Annual Individual Performance Measures, if any, for the Merchant Associates based on performance against Wilsons Leather’s gross margin plan, which gross margin plan may be based on gross margin dollars, gross margin return on inventory or such other gross margin objectives as the Compensation Committee may determine and may be a Company gross margin plan or a business unit gross margin plan applicable to Merchant Associates in that unit, as determined by the Compensation Committee. As soon as practical after the beginning of the Plan Year, the Incentive Committee shall determine the percentage of the Incentive Award Payment for Merchant Associates that shall be based on the achievement of Annual Corporate Financial Objectives (the “Corporate Objectives Percentage”) and the percentage of the Incentive Award Payment for Merchant Associates that shall be based on the achievement of the Annual Individual Performance Measures, if any, (the “Gross Margin Percentage”). The sum of the Corporate Objectives Percentage and the Gross Margin Percentage shall equal 100%. The Incentive Award Payment for each eligible Merchant Associate for a Plan Year shall consist of two components: (i) the Corporate Objectives Percentage multiplied by 100% of the Incentive Award Payment the Merchant Associate would have received pursuant to Section B.4.b. (i.e., based upon the extent to which the Annual Corporate Financial Objectives were achieved) if the Merchant Associate had not been subject to Annual Individual Performance Measures, and (ii) the Gross Margin Percentage multiplied by the Merchant Specific Amount. For this purpose, the Merchant Specific Amount shall be 0 if Wilsons Leather’s gross margin plan is not achieved for the Plan Year, 100% of the participant’s Targeted Award Amount if Wilsons Leather’s gross margin plan is achieved but not exceeded for the Plan Year and a percentage of the Targeted Award Amount determined pursuant to the sliding scale established by the Chief Executive Officer and approved by the Compensation Committee as early as practical after the beginning of the Plan Year (not less than 100% of the participant’s Targeted Award Amount and not to exceed 150% of the participant’s Targeted Award Amount) if Wilsons Leather’s gross margin plan is exceeded for the Plan Year. Notwithstanding the foregoing, the Merchant Specific Amount may be reduced in the discretion of the Incentive Committee after the end of the Plan Year to the extent determined by the Incentive Committee if Wilsons Leather’s inventory levels exceed those provided in Wilsons Leather’s plan.
         e.       Incentive Award Payments in Addition to Pool Payments
         The Incentive Award Payments made pursuant to this Section B.4. are in addition to the Incentive Pool payments to be made pursuant to Section B.5.
5.      Pool Payments
         a.       Total Pool
         To the extent that more than 100% of the Annual Corporate Financial Objectives are achieved in a Plan Year, 20% of the excess shall constitute the incentive pool (the “Incentive Pool”). Not more than the amount of the Incentive Pool shall be distributed among the eligible participants pursuant to this Section B.5. For purposes of this Section B.5.a., the amount of the distributions among the eligible participants shall be deemed to include all payroll taxes of Wilsons Leather. The only Executive Officers who shall receive distributions from the Incentive Pool for a Plan Year are Executive Officers who also receive Incentive Award Payments for that Plan Year under Section B.4, unless otherwise provided by the Compensation Committee. The only participants other than Executive Officers who shall receive distributions from the Incentive Pool for a Plan Year are participants who also receive Incentive Award Payments for that Plan Year under Section B.4, unless otherwise provided by the Incentive Committee.

         b.       Distribution Among Participants
         As soon as practicable after the later of beginning of the Plan Year or the date a person becomes an eligible participant, the Incentive Committee shall establish an amount in dollars that the eligible participant shall be entitled to receive from the Incentive Pool for that Plan Year for each $1,000,000 in excess of Annual Corporate Financial Objectives for that Plan Year (pro-rated for amounts that are less than $1,000,000). With respect to Executive Officers, such amounts shall be approved by the Compensation Committee. The Incentive Committee shall have discretion to adjust such dollar amounts in the event of promotions, changes from part-time status to full-time status, from full-time status to part-time status or changes in part-time status, but shall not be required to do so. The initial dollar amounts for distribution from the Incentive Pool to each eligible participant in the event the Annual Corporate Financial Objectives are exceeded shall be included in the personalized award sheet provided to each participant. Notwithstanding anything herein stated, (i) no participant will be entitled to any distribution from the Incentive Pool for a Plan Year in which the participant does not receive an Incentive Award Payment, unless otherwise provided by the Compensation Committee or the Incentive Committee, as applicable, (ii) if the total distributions to be made pursuant to this Section B.5. would otherwise exceed the amount of the Incentive Pool, the distributions will be pro-rated among the eligible participants based on ratios equal to what they would have received if the Incentive Pool had not been capped at 20% of the amount in excess of 100% of the Annual Corporate Financial Objectives, and (iii) distributions to a participant from the Incentive Pool shall be limited by Section B.6. Total distributions pursuant to this Section B.5. may be less than, but not more than, the total amount of the Incentive Pool.
6.      Maximum Payment
         Notwithstanding anything to the contrary provided in this Plan, the total payment for any Plan Year to any participant under this Plan (the sum of the participant’s Incentive Plan Award and the payment to the participant from the Incentive Pool) shall not exceed 200% of the participant’s base salary established during the annual review process conducted by Wilsons Leather as early as practicable after the beginning of the year, adjusted to reflect any changes in a participant’s base salary during the Plan Year (subject to the pro-ration provisions set forth in Section B.2.b.).
7.      General Provisions
         a.       Plan Year
         This Plan operates on a “Plan Year” that ends on the Saturday nearest January 31st of each year.

         b.       Tax Withholding
         Wilsons Leather may withhold from any payment to a participant under this Plan an amount sufficient to cover any required withholding taxes, including the participant’s social security and Medicare taxes (FICA) and federal, state and local income taxes with respect to income arising from the payment. All amounts withheld shall be treated for purposes of this Plan as payments or distributions to the participant with respect to whom the withholding was made by Wilsons Leather.
C.       RIGHTS OF THE PARTICIPANT
          This Plan is not an employment agreement and does not ensure or evidence to any degree the continued employment of any participant for any time, period or position. If a participant is covered by a written employment agreement that specifically refers to this Plan, the participant’s rights and benefits shall be governed by the terms of the employment agreement to the extent inconsistent with this Plan.
          No participant shall, by virtue of this Plan, have any interest in any specific asset or assets of Wilsons Leather or any of its direct or indirect subsidiaries. A participant has only an unsecured right to receive an Incentive Award Payment and payment from the Incentive Pool, if any, in accordance with, and at the time specified by, the Plan.
D.       RIGHTS OF WILSONS LEATHER
          Wilsons Leather reserves the right to change, amend, or terminate this Plan at any time, with or without notice to participants. Any changes, amendments or Plan termination may be made only by the Board of Directors of Wilsons Leather (the “Board”) or delegated by the Board by express delegation to the Compensation Committee.